Exhibit 4.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

BOULDER SPECIALTY BRANDS, INC.

Boulder Specialty Brands, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The present name of the Corporation is “Boulder Specialty Brands, Inc.” The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 31, 2005.

SECOND: This Restated Certificate of Incorporation (the “Certificate”) amends and restates in its entirety the present Certificate of Incorporation of the Corporation, and has been approved in accordance with Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

FOURTH: Upon the filing of this Certificate with the Secretary of State of the State of Delaware, the Certificate of Incorporation of the Corporation shall be restated in its entirety to read as set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation hereinabove named, DOES HEREBY CERTIFY, under penalties of perjury, that the facts hereinabove stated are truly set forth and, accordingly, such officer has hereunto set his hand as of May 18, 2007.

BOULDER SPECIALTY BRANDS, INC.

/s/ Stephen B. Hughes
By: Stephen B. Hughes
Title: Chief Executive Officer

Exhibit A

ARTICLE I.

The name of the Corporation (hereinafter, the “Corporation”) is Smart Balance, Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 615 South DuPont Highway, Dover, Kent County, Delaware. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV.

1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 300,000,000, of which (i) 50,000,000 shares of the par value of $0.0001 shall be designated as Preferred Stock (the “Preferred Stock”), and (ii) 250,000,000 shares of the par value of $0.0001 shall be designated as Common Stock (the “Common Stock”)

2. Common Stock. Each share of Common Stock shall be identical in all respects and for all purposes and entitled to: one vote in all proceedings in which action may or is required to be taken by stockholders of the Corporation; participate equally in all dividends payable with respect to the Common Stock, as, if and when declared by the Board of Directors of the Corporation (the “Board”) subject to any preference in favor of any class or series of Preferred Stock; and share ratably in all distributions of assets of the Corporation in the event of any voluntary or involuntary liquidation, or winding up of the affairs of the Corporation, subject to any rights and preferences in favor of any class or series of Preferred Stock.

3. Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

4. Preferred Stock.

(a) Of the 50,000,000 authorized shares of Preferred Stock, 15,388,889 shares shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred Shares”).

(b) With respect to the 34,611,111 shares of undesignated Preferred Stock as of the date hereof (the “Blank Check Preferred Shares”), the Board shall have authority to the fullest extent permitted under the DGCL, but subject to all contractual restrictions to which it is bound (including Section 5 and Section 8(b) hereof), to adopt by resolution from time to time one or more Certificates of Designation providing for the designation of one or more series of Preferred Stock, and such designations, limitations, voting rights (if any) and restrictions thereof, and to fix or alter the number of shares comprising any such series, subject to any requirements of the DGCL, all contractual restrictions by which the Corporation is bound and this Restated Certificate of Incorporation, as amended from time to time.

The authority of the Board with respect to each such series shall include, without limitation of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different series of Preferred Stock:

(i) the distinctive designation of such series and the number of shares to constitute such series;

(ii) the rate at which any dividends on the shares of such series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(iii) the right or obligation, if any, of the Corporation to redeem shares of the particular series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(iv) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(v) the terms and conditions, if any, upon which shares of such series shall be convertible into, or exchangeable for, shares of capital stock of any other series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(vii) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any series of Preferred Stock; and

(viii) limitations, if any, on the issuance of additional shares of such series or any shares of any other series of Preferred Stock.

5. Dividends.

(a) From and after the date of filing of this Restated Certificate of Incorporation, Series A Preferred Shares, in preference to any other class or series (“Junior Stock”) of the Corporation’s Equity Securities (as defined below), shall be entitled to receive quarterly dividends accruing from and after the date of issuance thereof on each March 31, June 30, September 30 and December 31 (each a “Quarterly Date,” and each such quarterly period, or portion thereof, a “Dividend Payment Period”) at the rate of eight percent (8.0%) per annum (the “Dividend Rate”) of the Series A Purchase Price (as hereinafter defined), when, as, and if declared by the Board; provided, however, that on the date that is five (5) years after the date of the issuance of Series A Preferred Shares (the date of issuance being hereinafter referred to as the “Issue Date”) pursuant to the Securities Purchase Agreement dated September 25, 2006, by and among the Corporation and the purchasers of the Series A Preferred Shares (as may be modified, supplemented or amended from time to time, the “Share Purchase Agreement”), and on each Quarterly Date thereafter, the Dividend Rate shall increase by 0.25% until such time as the Dividend Rate shall equal eleven percent (11.00%) per annum; provided further, however, that from and after the date that is seven (7) years after the Issue Date, the Dividend Rate shall increase to fifteen percent (15%) per annum with respect to each Dividend Payment Period ending after such date (including the Dividend Payment Period during which such date shall occur) for which the Corporation has failed to declare and pay dividends on the Series A Preferred Shares in full in cash. If the Corporation has failed to declare dividends on the Series A Preferred Shares and pay such dividends in cash for three (3) consecutive Dividend Payment Periods after the date that is seven (7) years after the Issue Date (including the Dividend Payment Period during which such date shall occur), the Dividend Rate shall be fixed thereafter at fifteen percent (15%) per annum regardless of whether the dividends are subsequently declared or paid in full in cash. To the extent not paid in cash, all such dividends shall be cumulative and shall compound on each Quarterly Date on each outstanding Series A Preferred Share whether or not such dividends are earned or declared and whether or not sufficient funds are legally available therefor (as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such shares).

So long as any Series A Preferred Shares shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired by the Corporation or any subsidiary or affiliate thereof (except for (i) redemption of the warrants outstanding pursuant to the Warrant Agreement (the “Public Warrant Agreement”) dated on or about December 16, 2005, by and among the Corporation and Continental Stock Transfer & Trust Company pursuant to Section 6.1 thereof, or redemption of the warrants outstanding pursuant to the Founding Director Warrant Purchase Agreement (the “Founder Warrant Agreement”) dated on or about December 16, 2005 by and among the Corporation and Stephen B. Hughes, James E. Lewis, Robert J. Gillespie, William E. Hooper, Robert F. McCarthy and Michael R. O’Brien pursuant to Section 1.C. thereof, (ii) redemption of Common Stock, warrants or other Equity Securities, as set forth in Section 4.14 of the Share Purchase Agreement, (iii) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation at a price per share determined in accordance with such agreements or upon the exercise of the Corporation’s right of first offer, if any, upon a proposed transfer, and (iv) redemption of shares of Common Stock issued in the Corporation’s initial public offering solely as, and to the extent, set forth in Article XII of the Company’s Certificate of Incorporation in effect immediately prior to the filing of this Restated Certificate of Incorporation) until all accrued dividends on the Series A Preferred Shares shall have been paid in cash. If any dividend or distribution of any asset is declared and paid on any share of Junior Stock, the holders of Series A Preferred Shares shall be entitled to share in such dividends or distributions pro rata in accordance with the number of shares of Common Stock into which such Series A Preferred Shares are then convertible pursuant to Section 9 hereof without taking into account any restrictions on conversion set forth in Section 9(l).

6. Liquidation.

(a) Upon a Liquidation (as defined below), subject to the payment or provision for payment of the debts and other liabilities of the Corporation, each Series A Preferred Share shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, an amount (the “Preference Amount”) equal to the sum of (A) $9.00 (the “Series A Purchase Price”) and (B) all accrued and unpaid dividends (subject to equitable adjustment as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event after the Issue Date) before any distribution shall be made to the holders of the Common Stock, or any other class or series of Junior Stock; provided, however, that in the event a Liquidation occurs on any date that is prior to five (5) years after the Issue Date, the Preference Amount shall be calculated (including the calculation of accrued and unpaid dividends) assuming the consummation of such Liquidation had occurred on the last date of the Dividend Payment Period to occur on, or immediately after, the date that is five (5) years after the Issue Date. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Shares the full Preference Amount to which they shall be entitled, the holders of Series A Preferred Shares shall share pro rata in any distribution of assets in accordance with their respective Preference Amounts.

(b) Upon any Liquidation, after payment in full of all Preference Amounts, the holders of Common Stock shall be entitled to share pro rata in the distribution of the remaining assets of the Corporation.

(c) Notwithstanding the foregoing, upon any Liquidation, the holders of the Series A Preferred Shares shall be entitled to receive the greater of (i) the amount such holders would have received under Section 6(a) above and (ii) the amount such holders would have received if such holders had converted his, her or its Series A Preferred Shares into shares of Common Stock immediately prior to such Liquidation in accordance with Section 9 without taking into account any restrictions on conversion set forth in Section 9(l) and assuming a Preference Amount for such Series A Preferred Shares as set forth in Section 6(a).

(d) “Liquidation” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, or (ii) any Sale of the Corporation. “Sale of the Corporation” means (i) the sale of all or substantially all of the Corporation’s assets, (ii) the sale or transfer of the outstanding shares of capital stock of the Corporation in one or more transactions to a purchaser and Affiliates of such purchaser and/or a “Group” (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or Rule 13d-5 thereunder) of purchasers and their Affiliates and other parties acting in concert to purchase such shares (collectively, the “Purchasers”), (iii) the merger or consolidation of the Corporation with another person or entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders of the voting power of outstanding capital stock of the Corporation, immediately prior to such transaction (other than the Purchasers), own less than fifty percent (50%) in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction, or (iv) any other transaction or series of transactions pursuant to, or as a result of, which a single person (or Purchasers) acquires (from the Corporation or directly from the stockholders of the Corporation) capital stock of the Corporation representing a majority of the Corporation’s outstanding voting power. A sale (or multiple related sales) of one or more subsidiaries of the Corporation (whether by way or merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

(e) In the event of a Liquidation involving the sale of shares by stockholders of the Corporation or merger, consolidation or similar stock transaction, the “remaining assets of the Corporation available for distribution” shall be deemed to be the aggregate consideration to be paid to all stockholders participating in such Liquidation. In connection with such a Liquidation, the Corporation shall either (i) cause the definitive transaction document(s) to provide as a condition precedent to the consummation of such Liquidation for the conversion of the Series A Preferred Shares into the right to receive an amount in cash equal to the applicable amount payable with respect to such Series A Preferred Shares under this Section 6 (subject to the priorities and limitations set forth herein); or (ii) concurrently with the consummation of such Liquidation, cause the redemption of all outstanding Series A Preferred Shares for an amount in cash equal to the applicable amount payable with respect to such Series A Preferred Shares under this Section 6 (subject to the priorities and limitations set forth herein).

(f) If any or all of the proceeds payable to the stockholders of the Corporation in connection with a Liquidation are in a form other than cash or marketable securities, the fair market value of such consideration shall be determined in good faith by the Board (provided that any dispute as to such fair market value shall be resolved in accordance with the procedures set forth for the determination of Fair Market Value in Section 9(k)).

7. Redemption.

(a) At any time after the date of filing of this Restated Certificate of Incorporation, the Corporation may demand that all of the Series A Preferred Shares then outstanding be redeemed or that a portion of the Series A Preferred Shares be redeemed, which portion may in no event be less than twenty percent (20%) of the total Series A Preferred Shares then outstanding (i) out of funds legally available for that purpose, and (ii) only so long as, and to the extent permitted pursuant to the terms of the First Lien Credit Agreement (the “First Lien Credit Agreement”), to be dated on or about May 18, 2007, between BSB Acquisition Co., Inc., the Corporation, the Lenders (as defined in the First Lien Credit Agreement) party thereto, Bank of America, N.A., as Administrative Agent, and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager and the Second Lien Credit Agreement (the “Second Lien Credit Agreement”), to be dated on or about May 18, 2007 between BSB Acquisition Co., Inc., the Corporation, the Lenders (as defined in the Second Lien Credit Agreement) party thereto, Bank of America, N.A. as Administrative Agent, and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager and any and all notes, and other agreements or documents entered into connection therewith representing Indebtedness (as hereinafter defined) of the Corporation, as may be amended or supplemented from time to time (the First Lien Credit Agreement, the Second Lien Credit Agreement and all such notes and other agreements and documents, collectively, the “Senior Credit Facility”) for a cash amount per Series A Preferred Share redeemed on each applicable Redemption Date (the “Redemption Amount”) equal to the Preference Amount of each such applicable Series A Preferred Share; provided, however, that in the event a Redemption Notice is sent by the Corporation with respect to any Redemption Date on any date that is prior to five (5) years after the Issue Date, the Preference Amount with respect to each applicable Series A Preferred Share redeemed shall be calculated (including the calculation of accrued and unpaid dividends) assuming the Redemption Date had occurred on the last date of the Dividend Payment Period to occur on, or immediately after, the date that is five (5) years after the Issue Date. Such right may be exercised by delivery by the Corporation of a notice (a “Redemption Notice”) to each holder of Series A Preferred Shares. Subject to Section 4.14 of the Share Purchase Agreement, and Section 7(c) and Section 7(d) hereof, the Corporation shall redeem such applicable Series A Preferred Shares on a date (each a “Redemption Date”) that is not more than thirty (30) calendar days after the date of delivery of an applicable Redemption Notice. If upon any Redemption Date the Corporation has elected to redeem Series A Preferred Shares that are less than all of the then outstanding Series A Preferred Shares, then the Corporation shall redeem such Series A Preferred Shares pro rata from each holder of Series A Preferred Shares based upon the total Series A Preferred Shares then outstanding and held by each holder of Series A Preferred Shares.

(b) At any time on or after a Redemption Date, each holder of record of Series A Preferred Shares to be redeemed on such date shall be entitled to receive his, her or its Redemption Amount upon actual delivery to the Corporation or its agents of the certificate or certificates representing the shares to be redeemed. On a Redemption Date, except as set forth in Section 7(e), all rights in respect of such Series A Preferred Shares to be redeemed, except the right to receive the Redemption Amount, shall cease and terminate (unless default shall be made by the Corporation in the payment of the Redemption Amount, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, whether or not the certificate or certificates representing such shares have been received by the Corporation.

(c) Notwithstanding anything in this Section 7 to the contrary, in the event the Corporation provides a Redemption Notice and such redemption (whether directly or as a result of the effect of such redemption on the exercisability of the warrants issued pursuant to the Share Purchase Agreement) (i) would result in a holder of Series A Preferred Shares being deemed to have made a “sale” of equity securities pursuant to Section 16(b) of the Exchange Act that would be matched with a “purchase” made by such holder within six (6) months prior to the date of the Redemption Notice or consummation of such redemption or (ii) is made at a time when such holder of Series A Preferred Shares is subject to the “short-swing” trading restrictions of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, then such holder of Series A Preferred Shares shall not be required, in such holder’s sole discretion, to have all or any portion of Series A Preferred Shares redeemed in accordance with this provision until such time as the redemption would not be “matched” with such a “purchase” or no longer result (directly or indirectly) in “short swing” disgorgement or other penalty pursuant to Section 16 of the Exchange Act, as applicable.

(d) Notwithstanding anything in this Section 7 to the contrary, in the event the Corporation provides a Redemption Notice and such redemption would result in a holder of Series A Preferred Shares being required to make filings as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and/or any other Law concerning competition matters, then such holder of Series A Preferred Shares shall not be required, in such holder’s sole discretion, to have all or any portion of Series A Preferred Shares redeemed in accordance with this provision until such time as a waiver or clearance is obtained under the HSR Act and/or any other Law concerning competition matters by the applicable governmental authorities.

(e) Upon the occurrence of the events contemplated by Section 7(c), Section 7(d), and/or Section 4.14 of the Share Purchase Agreement the Series A Preferred Shares that have not been redeemed (the “Delayed Redemption Shares”), shall continue to be deemed to be outstanding and to maintain all rights applicable to such Series A Preferred Shares until validly redeemed hereunder, except, in the case of Section 7(c) only, with respect to the accrual of dividends solely with respect to such Delayed Redemption Shares (and not with respect to other Series A Preferred Shares held by such Holder), and the Redemption Date shall not be deemed to have occurred with respect to such Delayed Redemption Shares until actually redeemed pursuant to this Section 7.

8. Voting Rights.

(a) General. In addition to the rights provided by law, the holders of the Series A Preferred Shares shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class (including, without limitation, for purposes of the third sentence of Section 242(b)(2) of the DGCL). Each Series A Preferred Share shall entitle the holder thereof to such number of votes as shall equal the number of shares of Common Stock into which such Series A Preferred Share is then convertible pursuant to Section 9 without taking into account any restrictions on conversion set forth in Section 9(l). The affirmative vote of the holders of a majority of the Series A Preferred Shares and Common Stock, voting together as one class, shall be sufficient to increase or decrease the number of authorized shares of Common Stock (but not below the number of shares at the time outstanding).

(b) Covenants. So long as the number of Series A Preferred Shares outstanding equals or exceeds twelve and one-half percent (12.5%) of the total number of Series A Preferred Shares issued on the Issue Date, the Corporation and all of its current or future subsidiaries shall not, without the affirmative consent or approval of a majority of the Series A Preferred Shares then outstanding (the “Requisite Holders”):

(i) issue, create, incur, assume or suffer to exist any Indebtedness, other than, without duplication, (A) (i) Indebtedness that is outstanding on the Issue Date pursuant to the Senior Credit Facility as in effect as of the Issue Date, (ii) up to $30.0 million of additional Indebtedness that is permitted to be incurred after the Issue Date to the lenders under the Senior Credit Facility pursuant to any provision of the Senior Credit Facility as in effect as of the Issue Date, or (iii) Indebtedness that is available to be borrowed under the revolving credit facility portion of the Senior Credit Facility pursuant to any provision of the Senior Credit Facility as in effect as of the Issue Date, (B) without duplication of clause (A), Indebtedness that is permitted pursuant to any provision of the Senior Credit Facility as in effect on the Issue Date and, in the case of each of clauses (A) and (B), as such Indebtedness (and or the agreements governing such Indebtedness) are amended, modified or supplemented after the date hereof excluding amendments, modifications or supplements that permit the incurrence of Indebtedness (i) with respect to the Indebtedness as set forth in clause (A), in excess of (x) the amount of Indebtedness permitted pursuant to clause (A) minus (y) any permanent repayments, permanent prepayments or permanent commitment reductions made after the Issue Date and (ii) with respect to the Indebtedness as set forth in clause (B), in excess of the amount of Indebtedness permitted pursuant to clause (B), (C) Indebtedness to be incurred so as to consummate the redemption of the Series A Preferred Shares on the Redemption Date provided such redemption is for all of the Series A Preferred Shares then outstanding, and (D) refinancings permitted by clause (ii) below;

(ii) refinance any Indebtedness, in whole or in part, other than Indebtedness set forth in clause (i), (x) that is then funded and outstanding and solely to the extent of the principal and accrued and unpaid interest on such Indebtedness and (y) Indebtedness which constitutes undrawn commitments under the revolving credit facility portion of the Senior Credit Facility and, in each case, the fees, expenses and premiums owing on such Indebtedness as reflected in the Senior Credit Facility in effect on the Issue Date which such Indebtedness may be refinanced in whole or in part; provided, however, that undrawn commitments under any revolving credit facility may not be refinanced with funded Indebtedness;

(iii) create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, on or with respect to any of its assets or properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired;

(iv) make any amendments, modifications or supplements to documentation and instruments with respect to Indebtedness (excluding the Senior Credit Facility and any collateral or ancillary documents entered into in connection therewith);

(v) (A) issue or authorize any options or restricted stock (other than options, restricted stock or other convertible securities (not to exceed 9,650,000 options, restricted stock or convertible securities (no more than 4,825,000 of which may be issued to Persons who are employees, directors or consultants of the Corporation as of the Issue Date during the first three (3) years after the Issue Date and no more than 2,412,500 of which may be issued to Persons who are employees, directors or consultants of the Corporation as of the Issue Date during the fourth (4th) and fifth (5th) years after the Issue Date), as adjusted for any stock dividends, combinations, splits, recapitalizations, and related transactions with respect to shares of Common Stock) to be issued pursuant to a Board-approved option or incentive plan), (B) issue or authorize (by amendment of the certificate of incorporation, by merger or otherwise) any Equity Securities (other than Junior Stock, other than shares of Common Stock that may be issued pursuant to Section 2.13 of the SB Merger Agreement (as defined in the Share Purchase Agreement), and other than shares of Common Stock that may be issued pursuant to Section 4.13 of the Share Purchase Agreement or pursuant to Section 2(b) of the Registration Rights Agreement (as hereinafter defined)), (C) issue or authorize (by amendment of the certificate of incorporation, by merger or otherwise) any Equity Securities pursuant to Section 4(b), (D) redeem, repurchase or acquire any Equity Securities (other than the redemption, repurchase, or distributions in respect of (i) the Series A Preferred Shares as set forth herein, (ii) securities pursuant to Section 4.14 of the Share Purchase Agreement, (iii) warrants issued pursuant to the Public Warrant Agreement only pursuant to Section 6.1 thereof, (iv) warrants issued pursuant to the Founder Warrant Agreement only pursuant to Section 1.C. thereof, (v) shares of Common Stock issued in the Corporation’s initial public offering solely as, and to the extent, set forth in Article XII of the Company’s Certificate of Incorporation in effect immediately prior to the filing of this Restated Certificate of Incorporation, and other than repurchases of any Equity Securities of the Corporation held by employees of the Corporation not to exceed $500,000 in any fiscal year), or reclassify any Equity Securities into shares or any class or series of capital stock pari passu or senior to the Series A Preferred Shares (by amendment of the certificate of incorporation by merger or otherwise); (E) modify the exercise price of any outstanding options or warrants outstanding on the date hereof, except in accordance with the terms thereof; (F) modify the terms of any warrants outstanding on the date hereof (other than in accordance with the terms of the Public Warrant Agreement or the Founding Warrant Agreement); or (G) amend, modify or supplement the Public Warrant Agreement or the Founder Warrant Agreement (other than in accordance with the terms of the Public Warrant Agreement or the Founding Warrant Agreement);

(vi) enter into, amend or terminate the material terms (including as to any compensation to be paid) of, any contract or agreement (written or oral) (other than the Senior Credit Facility and any collateral or ancillary documents entered into in connection therewith) or enter into any transaction with any officer, director, stockholder, or any other Affiliate of the Corporation or any subsidiary of the Corporation (each a “Related Person”), in each case other than (A) contracts or agreements entered into with such Related Person on terms not less favorable to the Corporation than would be obtained in an arms-length transaction with a Person that is not a Related Person, (B) transactions among the Corporation and any of its subsidiaries entered into in the ordinary course of business and (C) reasonable compensation to be paid to employees in the ordinary course of business;

(vii) take any action that could result in a Liquidation other than any reorganization, liquidation, dissolution or winding up of the Corporation under Chapter 11 of the U.S. Bankruptcy Code;

(viii) effect any acquisition by the Corporation of any business (whether by purchase of stock or assets) or make any investment for consideration in excess of (A) an amount per transaction or series of related transactions that is equal to or greater than 110% of the corresponding amount permitted pursuant to the least restrictive provision of the Senior Credit Facility as in effect as of the Issue Date with respect to restrictions on acquisitions and/or investments or (B) an aggregate amount equal to or greater than 110% of the corresponding amount permitted pursuant to the least restrictive provision of the Senior Credit Facility as in effect as of the Issue Date with respect to restrictions on acquisitions and/or investments;

(ix) effect any sales or other dispositions of assets in excess of (A) an amount per transaction or series of related transactions equal to or greater than 110% of the corresponding amount permitted pursuant to the least restrictive provision of the Senior Credit Facility as in effect as of the Issue Date with respect to restrictions on sales and/or other dispositions of assets or (B) an aggregate amount equal to or greater than 110% of the corresponding amount permitted pursuant to the least restrictive provision of the Senior Credit Facility as in effect as of the Issue Date with respect to restrictions on sales and/or other dispositions of assets; in each case, other than sales of inventory and other assets in the ordinary course of business;

(x) effect any changes in the certificate of incorporation of the Corporation (whether by merger or otherwise) in a manner that adversely affects the rights, preferences or powers of the Series A Preferred Shares;

(xi) except for actions expressly permitted under this Section 8(b), agree to any action which impairs the Corporation’s ability to honor the rights and preferences of the Series A Preferred Shares;

(xii) make any changes in accounting methods or policies (other than as required by U.S. generally accepted accounting principles), or any change in the Corporation’s auditors;

(xiii) declare or pay any dividends on any Equity Securities of the Corporation other than payments of cash dividends on the Series A Preferred Shares unless said dividends are also made to the holders of the Series A Preferred Shares on an as converted basis; or

(xiv) agree to take any of the foregoing actions.

So long as the number of Series A Preferred Shares outstanding equals or exceeds twelve and one-half percent (12.5%) of the total number of Series A Preferred Shares issued on the Issue Date, at any time that the Corporation has any subsidiary, it shall not permit such subsidiary to take any of the foregoing actions set forth in this Section 8(b) (with all references to the Corporation deemed to be references to such subsidiary) without the affirmative consent or approval of the Requisite Holders.

For purposes hereof:

“Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding ten-percent (10)% or more of the outstanding capital stock or other equity interests of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (i) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Guarantee” means any obligation, contingent or otherwise, or any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, including any obligation of such Person directly or indirectly, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of payment thereof, (iii) to purchase or otherwise pay for merchandise, materials supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, or (iv) to maintain the working capital, equity capital or other financial statement condition of any primary obligor; provided, however, that the term Guarantee shall not include endorsement of instruments for deposit and collection in the ordinary course of business.

“Indebtedness” of a Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (iii) all reimbursement obligations of such Person with respect to letters of credit and similar instruments, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (vi) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such Person under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (viii) all Guarantees by such Person of obligations of others, (ix) all capitalized lease obligations of such Person and (x) the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

“Lien” means any security interest, pledge, lien, claim, proxy, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option, commitment or other similar arrangement or interest in real or personal property, whether oral or written.

“Permitted Liens” means Liens that are permitted pursuant to the Senior Credit Facility as in effect on the Issue Date or as amended, modified or supplemented or refinanced after the date hereof excluding amendments, modifications or supplements (pursuant to a refinancing or otherwise) which change the covenants or agreements concerning the incurrence or maintenance of Liens to provide that such covenants or agreements shall be less restrictive with respect to the Corporation and its subsidiaries than the covenants and agreements included in the Senior Credit Facility in effect on the Issue Date.

“Person” shall be construed in the broadest sense and means and includes a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity.

9. Optional Conversion.

(a) Upon the terms set forth in this Section 9, each holder of Series A Preferred Shares shall have the right, at such holder’s option, at any time and from time to time, to convert any such shares into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the product of the Preference Amount and the number of Series A Preferred Shares being converted, by (ii) the Conversion Price (as defined below), as last adjusted and then in effect, by surrender of the certificates representing the Series

A Preferred Shares to be converted. The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of Series A Preferred Shares (as adjusted from time to time, the “Conversion Price”) shall be the Series A Purchase Price. The Conversion Price shall be subject to adjustment from time to time in accordance with Section 9 below.

(b) Any holder of Series A Preferred Shares may exercise the conversion right pursuant to paragraph (a) above by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the “Conversion Date”). As promptly as practicable thereafter, but in no event later than three (3) Trading Days, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of the Series A Preferred Shares surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of such Series A Preferred Shares representing the unconverted portion of the certificate so surrendered. “Trading Day” means a day on which the Common Stock is trading on a Trading Market. “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market or the OTC Bulletin Board.

(c) Upon conversion, the Corporation (unless otherwise requested by the holder of the Series A Preferred Shares subject to conversion) will issue fractional shares of its Common Stock, and shall not distribute cash in lieu of such fractional shares. If requested by the holder of the Series A Preferred Shares, in lieu of any fractional shares of Common Stock which would otherwise be issuable upon the conversion of Series A Preferred Shares, the Corporation shall pay to the holder of the Series A Preferred Shares being so converted a cash adjustment in respect of such fractional interest in an amount equal to the then Fair Market Value (as hereinafter defined), of a share of Common Stock multiplied by such fractional interest.

(d) The initial Conversion Price for the Series A Preferred Shares was established based upon the Corporation’s representation and warranty in the Share Purchase Agreement, that the Series A Preferred Shares (on an as converted basis without taking into account any restrictions on conversion set forth in Section 9(l)) represented no less than 22.2508% of the Corporation’s fully diluted capital stock as of the date of the Share Purchase Agreement and including as outstanding securities, shares of Common Stock authorized or reserved under the Corporation’s warrants (excluding the warrants issued to purchasers of the Series A Preferred Shares on the Issue Date), 9,650,000 shares of Common Stock authorized or reserved for issuance upon the exercise of options, convertible securities or grants of restricted stock to be issued pursuant to an option or incentive plan approved by the Board, and treating all outstanding securities of the Corporation that are convertible into or exercisable or exchangeable for, shares of Common Stock, as the maximum number of shares of Common Stock issuable with respect to such securities at any time on or after the Issue Date, and excluding from this calculation shares that may be issued pursuant to Section 2.13 of the SB Merger Agreement (as defined in the Share Purchase Agreement). If such representation and warranty is determined after the date hereof to be untrue or incorrect, the Conversion Price then in effect shall be reduced (but not increased) by an amount such that the shares of Common Stock issuable upon the conversion of the Series A Preferred Shares issued on the Issue Date was equal to 22.2508% of the Corporation’s capital stock as of the Issue Date (calculated as described in the immediately preceding sentence).

(e) In the event (each of the events set forth in (i) and (ii) a “Default”) (i) (x) the Corporation has not filed to list its Common Stock on Nasdaq’s Global Market or Capital Market or the American Stock Exchange by the date that is fourteen (14) calendar days after the Issue Date or has not so listed its Common Stock by the date that is ninety (90) calendar days after the Issue Date (as required pursuant to Section 4.13 of the Share Purchase Agreement) and/or (y) the Corporation has not qualified and listed the Series A Preferred Shares for trading in The Portal Market of The Nasdaq Stock Market, Inc., to the extent the Series A Preferred Shares are eligible for such qualification and listing, as of the Issue Date (as required pursuant to Section 4.13 of the Share Purchase Agreement); or (ii) of the occurrence of an Event (as defined in the Registration Rights Agreement dated on or about the Issue Date by and among the Corporation and the parties named therein (as may be modified, supplemented or amended from time to time, the “Registration Rights Agreement”)), then in addition to any other rights or remedies, on each ninety (90) day anniversary of the date of the occurrence of the Default (if the applicable Default shall not have been cured by such date) until the applicable Default is cured, the Conversion Price shall be reduced by one percent (1%) of the Conversion Price as in effect as of the time of Default up to a maximum total reduction of nine percent (9%) in the aggregate. Notwithstanding anything in this Section 9(e) to the contrary, the reduction in the Conversion Price shall, regardless of the number of Defaults, (A) be limited to nine percent (9%) in the aggregate, and (B) shall at no time be reduced by more than one percent (1%) during any ninety (90) day period. In no event will a holder of Series A Preferred Shares be entitled to receive a cash settlement or other consideration in lieu of the adjustments, rights and remedies provided in Section 9(e) in respect of any Default with respect to the Series A Preferred Shares so held (and not with respect to other Equity Securities that may be held by such holder).

(f) The Conversion Price shall be subject to adjustment from time to time as follows:

(i) If the Corporation shall, at any time or from time to time after the date of filing of this Restated Certificate of Incorporation, issue any Equity Securities (as defined below) other than Excluded Stock (as defined below) without consideration or for a consideration per share less than either (i) Conversion Price for the Series A Preferred Shares in effect immediately prior to the issuance of such Equity Securities or (ii) the Fair Market Value (as hereinafter defined) of one share of Common Stock immediately prior to the issuance of each such security, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the lower of either:

(A) the quotient obtained by dividing:

(1) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued purusant to subdivision (C) of clause (ii) below) multiplied by the Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

(2) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (C) of clause (ii) below) immediately after the issuance of such Common Stock; or

(B) the product obtained by multiplying the Conversion Price in effect immediately prior to such issuance by the quotient obtained by dividing:

(1) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (C) of clause (ii) below) immediately prior to such issuance, multiplied by the Fair Market Value of one share of Common Stock immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

(2) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (C) of clause (ii) below) immediately after the issuance of such Common Stock multiplied by the Fair Market Value of one Share of Common Stock immediately prior to such issuance.

(ii) For the purposes of any adjustment of the Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

(A) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor without deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

(B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board (provided that any dispute as to such fair market value shall be resolved in accordance with the procedures set forth for the determination of Fair Market Value in Section 9(k)), irrespective of any accounting treatment.

(C) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received or receivable by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A) and (B) above);

(3) on any change in the number of shares or exercise price of Common Stock deliverable by the Corporation upon exercise of any such options or rights or upon conversions of or in exchange for such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change, been made upon the basis of such change; and

(4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

In any case in which one of the provisions of this paragraph (f) shall require that adjustments to the Conversion Price shall be made as a result of any one (1) event for which a corresponding adjustment would be made pursuant to another provision in this paragraph (f), the multiple adjustments shall not be aggregated, and the adjustment that results in the greatest decrease in the Conversion Price shall be the adjustment effected.

(iii) “Excluded Stock” means (1) up to 9,650,000 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations, and related transactions) at any time issuable upon the exercise of options granted to directors, officers, bona fide consultants and employees of the Corporation issued, subject to Section 8(b)(v) hereof, pursuant to a Board-approved option or incentive plan, (2) shares of Common Stock issuable upon conversion of the Series A Preferred Shares, (3) shares of Common Stock issuable upon the exercise of options, warrants or other securities exchangeable or exercisable for, or convertible into, shares of Common Stock that are outstanding as of the date of filing of this Restated Certificate of Incorporation and disclosed to the holders of the Series A Preferred Shares pursuant to the Share Purchase Agreement, (4) shares of Common Stock that may be issued pursuant to Section 2.13 of the SB Merger Agreement (as defined in the Share Purchase Agreement), and (5) shares of Common Stock that may be issued pursuant to Section 4.13 of the Share Purchase Agreement or pursuant to Section 2(b) of the Registration Rights Agreement. “Equity Securities” means all shares of capital stock of the Corporation, all securities convertible or exchangeable for shares of capital stock of the Corporation (including the Blank Check Preferred Shares), and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise. For purposes of this Restated Certificate, the “Fair Market Value” as of a particular date shall be determined as follows: (i) if shares of Common Stock are traded on a securities exchange (including the New York Stock Exchange, American Stock Exchange and the NASDAQ Stock Exchange) or through the NASDAQ Global Market or Capital Market or other over-the-counter market, the Fair Market Value shall be deemed to be the average of the closing sales prices of such shares on such exchange over the thirty (30) day period ending three (3) days prior to the date of determination of the Fair Market Value; or (ii) if no public market exists for the shares of Common Stock, the Fair Market Value shall (subject to the Holder’s right to dispute such valuation as described in Section 9(k) below) be determined in good faith by the Board.

(iv) If, at any time after the date of filing of this Restated Certificate of Incorporation, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of the Series A Preferred Shares shall be increased in proportion to such increase in outstanding shares. The provisions of this clause shall similarly apply to successive stock dividends, subdivisions or split-ups.

(v) If, at any time after the date of filing of this Restated Certificate of Incorporation, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock (including a reverse stock split of the Common Stock), then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of the Series A Preferred Shares shall be decreased in proportion to such decrease in outstanding shares. The provisions of this clause shall similarly apply to successive combinations or reverse-splits.

(vi) Except in connection with a Liquidation, in the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each Series A Preferred Share shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which such Series A Preferred Share would have been entitled upon such reorganization, reclassification, consolidation or merger had such Series A Preferred Share been converted immediately prior thereto. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(vii) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

(viii) In any case in which the provisions of this paragraph (f) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of the Series A Preferred Shares converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to paragraph (c) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares and such cash.

(g) Whenever the Conversion Price shall be adjusted as provided in paragraph (f), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by nationally recognized overnight carrier or by first class certified mail, return receipt requested and postage prepaid, to each holder of the Series A Preferred Shares at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (h) below. Except pursuant to the provisions of clause (f)(ii)(C)(4) or clause (f)(v) above, the Conversion Price shall never be increased.

(h) If the Corporation shall propose to take any action of the types described in clauses (iv), (v) or (vi) of paragraph (f) above, the Corporation shall give notice to each holder of the Series A Preferred Shares, in the manner set forth in paragraph (g) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Series A Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(i) The Corporation shall reserve, and at all times from and after the date of filing of this Restated Certificate of Incorporation keep reserved, free from preemptive or similar rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, sufficient shares of Common Stock to provide for the conversion of all outstanding Series A Preferred Shares.

(j) Any adjustment to the Conversion Price hereunder shall, for all tax purposes, be treated as an adjustment to the Series A Purchase Price and not as a deemed exchange of the Series A Preferred Shares.

(k) If the Requisite Holders disagree with the Board’s determination of the Fair Market Value or value of a hypothetical or assumed Liquidation or other valuation matter hereunder, such holders may submit a notice of disagreement to the Corporation. During the three (3) business days immediately following the Corporation’s receipt of such notice, such holders and the Corporation shall negotiate in good faith to determine a mutually agreeable resolution. If the parties remain unable to reach agreement after such period, they shall engage one of the “Big 4” accounting firms reasonably acceptable to each such party to resolve such dispute (the “Valuation Firm”). Each of such holders and the Corporation shall provide (at each’s own expense) the Valuation Firm with copies of any documents, analyses or other information within its possession or control that the Valuation Firm reasonably requests in order to resolve such dispute. The Valuation Firm shall determine the Fair Market Value or value of a hypothetical or assumed Liquidation or other applicable valuation event, as applicable, as soon as practicable after its engagement to resolve the dispute using customary valuation techniques for other companies or businesses in the same or similar industries as the Corporation (and shall not apply any discount due to the fact that the Preferred Stock or Common Stock may constitute “restricted securities”, may be illiquid or represent a minority interest in the Corporation). The Valuation’s Firm’s determination shall be binding, and not subject to challenge or collateral attack for any reason. The Corporation shall pay all fees, costs and expenses of the Valuation Firm in connection with its engagement to resolve such dispute (the “Valuation Cost”); provided, however, that if the Valuation Firm’s determination of the Fair Market Value is in excess of 50% lower than said holders’ proposed Fair Market Value, then the fees and expenses of the Valuation Firm shall be shared (with respect to the Requisite Holders, pro rata in accordance with their respective ownership percentages) in the same proportion that the Corporation’s position, on the one hand, and the holders’ position, on the other hand, initially presented to the Valuation Firm (based on the aggregate of all differences taken as a whole) bear to the final resolution as determined by the Valuation Firm.

(l) Notwithstanding anything to the contrary herein, except with respect to Section 10 hereof, each holder of Series A Preferred Shares that has elected to be subject to this provision pursuant to the Share Purchase Agreement may not convert, and the Corporation shall not issue any Common Stock upon any attempted conversion of, any Series A Preferred Shares into Common Stock, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s Affiliates), would have acquired, through conversion of Series A Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock in excess of 9.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing, the aggregate number of shares of Common Stock beneficially owned by a Person and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares with respect to which the determination of such sentence is being made, and shall include additional shares of Common Stock issued to the holder of Series A Preferred Shares after the Issue Date, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, Series A Preferred Shares subject to a limitation on conversion as set forth herein beneficially owned by such Person or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person or any of its Affiliates (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section. Except as set forth in the preceding sentence, for purposes of this Section 9(l), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 9(l), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-KSB, Form 10-Q, Form 10-QSB or Form 8-K, as the case may be, (2) a more recent public announcement by the Corporation, or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of any holder, the Corporation shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Shares, by such holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 9(l) may be either (i) decreased or increased at any time by such holder of Series A Preferred Shares at the election of such holder to apply at any percentage between 4.99% and 9.99% instead of 9.99% or (ii) waived in whole or in part permanently or temporarily at any time by such holder of Series A Preferred Shares at the election of such holder, in the case of clauses (i) or (ii) upon not less than 65 days’ prior notice to the Corporation, and the provisions of this Section 9(l) shall not be modified or waived until such 65th day (or such later date, as determined by such holder, as may be specified in such notice of modification or waiver).

10. Mandatory Conversion.

(a) Upon the first to occur of (i) the election by the Requisite Holders to cause the conversion of all of the Series A Preferred Shares or a portion of the Series A Preferred Shares then outstanding (which portion may in no event be less than 20% of the total Series A Preferred Shares then outstanding), or (ii) the election (each such election, a “Forced Conversion Right”) by the Corporation upon the occurrence of a Forced Conversion Event to force the conversion of all of the Series A Preferred Shares or a portion of the Series A Preferred Shares then outstanding (which portion may in no event be less than 20% of the total Series A Preferred Shares then outstanding), each Series A Preferred Share then outstanding and requested to be converted by the Corporation as a result of such Forced Conversion Right or requested to be converted by the Requisite Investors, shall, by virtue of and simultaneously with such election, be deemed automatically converted into the number of fully paid and nonassessable shares of Common Stock which would be issuable in respect thereof pursuant to Section 9; provided, however, that in the event the Corporation exercises a Forced Conversion Right on a date that is prior to to three (3) years after the Issue Date, the Preference Amount shall be calculated (including the calculation of accrued and unpaid dividends) assuming the conversion had occurred with respect to such Series A Preferred Shares on the last date of the Dividend Payment Period to occur on or after the date that is three (3) years after the Issue Date; provided, further, however, that the Corporation may not elect to exercise its Forced Conversion Right unless, in accordance with the terms of the Registration Rights Agreement, a registration statement registering the sale of the shares of Common Stock issuable upon conversion of the Series A Preferred Shares is declared effective under the Securities Act of 1933, as amended, prior to the date the Corporation elects its Forced Conversion Right and such registration statement remains effective on the date upon which such conversion shall occur. “Forced Conversion Event” shall mean, with respect to the exercise of each Forced Conversion Right, the date that (i) the last sales price of the Common Stock has been (A) at least $11.50 per share (if the date of the Forced Conversion Event is prior to the date that is three (3) years after the Issue Date) or (B) at least $12.50 per share (if the date of the Forced Conversion Event is subsequent to the date that is three (3) years after the Issue Date), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which the Corporation has provided notice of its election to force the conversion of the Series A Preferred Shares (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such shares) and (ii) and the Corporation has also elected to redeem all of the warrants outstanding pursuant to the Public Warrant Agreement. For the sake of clarity, in the event the Corporation elects to force the conversion of less than all of the Series A Preferred Shares upon the occurrence of a Forced Conversion Event, the Corporation shall only be permitted to convert Series A Preferred Shares that remain outstanding thereafter upon the occurrence of a subsequent Forced Conversion Event.

(b) As promptly as practicable after the satisfaction of any of the conditions set forth in Section 10(a) to occur and the delivery to the Corporation of the certificate or certificates for the Series A Preferred Shares which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Series A Preferred Shares, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 9(c) above. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such occurrence and on such date the Series A Preferred Shares shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

(c) If the Corporation elects to exercise its Forced Conversion Right with respect to less than all of the then outstanding Series A Preferred Shares, the Series A Preferred Shares to be converted shall be converted pro rata by each holder of Series A Preferred Shares based upon the total Series A Preferred Shares then outstanding and held by each holder of Series A Preferred Shares.

(d) Notwithstanding anything in this Section 10 to the contrary, in the event the exercise of a Forced Conversion Right by the Corporation and the conversion in connection therewith would result in a holder of Series A Preferred Shares being required to make filings as required by the HSR Act and/or any other Law concerning competition matters, then such holder of Series A Preferred Shares shall not be required to convert such Series A Preferred Shares in accordance with this provision until such time as a waiver or clearance is obtained under the HSR Act and/or any other Law concerning competition matters by the applicable governmental authorities. The Series A Preferred Shares that have not been converted shall continue to be deemed to be outstanding and to accrue dividends and maintain all other rights applicable to such Series A Preferred Shares until validly converted hereunder.

ARTICLE V.

Section 1. Number of Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The number of directors shall be not less than two (2) nor more than ten (10). The number of directors may be changed from time to time within this range in such manner as shall be provided in the Bylaws of the Corporation.

Section 2. Initial Directors. The initial Board of Directors of this Corporation shall consist of seven (7) members, but the number may be increased or decreased in the manner provided in the Bylaws of this Corporation; provided, however, that, except as otherwise provided in the Bylaws of this Corporation, or except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, the number of directors constituting the entire Board of Directors shall not be changed without the affirmative vote of at least sixty-six and two-thirds percent (66 and 2/3%) of the issued and outstanding shares of Common Stock (including the Series A Preferred Stock on an as converted basis as provided for in Section 8 of Article IV). As used in this Restated Certificate of Incorporation, the term “entire board” means the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation. The names and addresses of the persons who are to serve as the initial directors of the Corporation upon the filing of this Restated Certificate of Incorporation are:

Name	Address
Robert J. Gillespie	6106 Sunrise Ranch Drive
Longmont, Colorado 80503

Robert S. Gluck	6106 Sunrise Ranch Drive
Longmont, Colorado 80503

William E. Hooper	6106 Sunrise Ranch Drive
Longmont, Colorado 80503

Stephen B. Hughes	6106 Sunrise Ranch Drive
Longmont, Colorado 80503

James E. Lewis	6106 Sunrise Ranch Drive
Longmont, Colorado 80503

Gerald J. Laber	6106 Sunrise Ranch Drive
Longmont, Colorado 80503

Robert F. McCarthy	6106 Sunrise Ranch Drive
Longmont, Colorado 80503

Section 3. Removal and Filling of Newly Created Directorships. Any one or more directors may be removed at any time, with or without cause, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock (including the Series A Preferred Shares on an as converted basis as provided for in Section 8 of Article IV) that are present or represented at a special meeting of stockholders called for such purpose, voting together as a single class. At the same meeting at which the stockholders remove one or more directors, a successor or successors may be elected for the unexpired term of the director or directors removed. Except as set forth in this Article V (3), directors shall not be subject to removal. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect directors of the Corporation pursuant to the provisions contained in the resolution or resolutions of the Board providing for the establishment of any such series, any such director of the Corporation so elected may be removed only in accordance with the provisions of such resolution or resolutions. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors shall be filled by the Board by the affirmative vote of a majority of the directors then in office, or by the stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock (including the Series A Preferred Shares on an as converted basis as provided for in Section 8 of Article IV) that are present or represented at a special meeting of stockholders called for such purpose, voting together as a single class.

Section 4. Election and Vacancies. Directors shall be elected at each annual meeting of stockholders, and each director elected shall hold office until such director’s successor has been elected and qualified, subject, however, to earlier death, resignation or removal from office. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, any vacancies on the Board resulting from death, resignation, removal or other cause shall be filled by the Board by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director, or by the stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock (including the Series A Preferred Shares on an as converted basis as provided for in Section 8 of Article IV) that are present or represented at a special meeting of stockholders called for such purpose, voting together as a single class.

Section 5. Advance Notice of Nominations. Subject to Article X of this Restated Certificate of Incorporation, advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Section 6. Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Delaware, including the DGCL, or as may be provided for by the Corporation in this Restated Certificate of Incorporation, its Bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 7. Classification of Directors. The Board of Directors shall divide itself into three (3) classes, as nearly equal in number as possible, with respect to the time for which the directors shall severally hold office. Directors of the first class first chosen shall initially hold office for one (1) year or until the first annual election following their election; directors of the second class first chosen shall initially hold office for two (2) years or until the second annual election following their election; and directors of the third class first chosen shall initially hold office for three (3) years or until the third annual election following their election; and, in each case, until their successors to the class of directors whose term shall expire at that time shall be elected to hold office for a term of three (3) years, so that the term of office of one class of directors shall expire in each year. Each director elected shall hold office until his successor shall be elected and shall qualify.

ARTICLE VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

(a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered:

(i) to adopt, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation by a vote of at least two-thirds of all directors who constitute the Board of Directors, except as and to the extent provided in the Bylaws.

(ii) to determine whether any, and if any, what part, of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus; and

(iii) to fix from time to time the amount of net profits of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Restated Certificate of Incorporation and of the By-laws of the Corporation.

(b) Notwithstanding any other provision of this Restated Certificate of Incorporation or the Bylaws of this Corporation (and notwithstanding that some lesser percentage may be specified by law), no provision of the Bylaws of the Corporation shall be amended, modified or repealed by the stockholders of the Corporation, nor shall any provision of the Bylaws of the Corporation inconsistent with any such provision be adopted by the stockholders of the Corporation, unless approved by the affirmative vote of holders of at least seventy-five percent (75%) of the issued and outstanding shares of Common Stock (including the Series A Preferred Shares on an as converted basis as provided for in Section 8 of Article IV). Any purported amendment to the Bylaws which would add thereto a matter not expressly covered in the Bylaws prior to such purported amendment shall be deemed to constitute the adoption of a Bylaw provision and not an amendment to the Bylaws.

ARTICLE VII.

Notwithstanding any other provision of this Restated Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock of the Corporation required by law, this Restated Certificate of Incorporation or as provided for or fixed by or pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, the affirmative vote (or consent under Article X, if such consent is then permitted) of at least seventy-five percent (75%) of the voting power of the then outstanding shares of the voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the modification, amendment or repeal of all or any portion of Articles IV, V, VI, this Article VII, Articles VIII, IX, or X of this Restated Certificate of Incorporation.

ARTICLE VIII.

Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by the DGCL as it exists or as it may hereafter be amended against expenses (including counsel and expert witness fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan) and amounts paid in settlement incurred by him or her in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VIII. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted in this Restated Certificate of Incorporation, the Bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law or otherwise.

ARTICLE IX.

No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel and expert witness fees and disbursements). Each person who serves as a director of the Corporation while this Article IX is in effect shall be deemed to be doing so in reliance on the provisions of this Article IX, and neither the amendment or repeal of this Article IX, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IX, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon or in connection with any acts or omissions of such director occurring prior to such amendment, repeal or adoption of an inconsistent provision. The provisions of this Article IX are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without any further amendment to this Restated Certificate of Incorporation.

ARTICLE X.

Notwithstanding any other provision of this Restated Certificate of Incorporation or the Bylaws of this Corporation, and notwithstanding anything to the contrary specified by law, no action required or permitted to be taken at any annual or special meeting of the stockholders of this Corporation may be taken without such a meeting, and the power of stockholders of this Corporation to consent in writing to the taking of such action without a meeting, as contemplated by Section 228 of the DGCL, is hereby specifically denied; provided, however, an action of the holders of Series A Preferred Shares as a class may be taken without such a meeting, and the power of stockholders of this Corporation holding Series A Preferred Shares to consent in writing to the taking of such action without a meeting, as contemplated by Section 228 of the DGCL, is hereby permitted.

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

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